Exhibit 99.1

Announcement
Press Release

MALCOLM HOENLEIN TO JOIN THE BOARD OF DIRECTORS OF WATER CHEF, INC.

Water Chef, Inc. – (WTER OTC: BB)
68 South Service Road Suite 100
Melville, NY 11747

Contact:	Leslie J. Kessler
Voice:	631.577.7915
Fax:	631.577.7918
E-Mail:	info@waterchef.net
Web Site:	www.waterchef.net

Melville, New York, March 17, 2008 – Leslie J. Kessler, President and Chief Executive Officer, Water Chef, Inc. is pleased to announce the appointment of Malcolm Hoenlein to the Board of Directors of the Company.

Mr.  Hoenlein is the Executive Vice Chairman/CEO of the Conference of Presidents of Major American Jewish Organizations, the coordinating body on national and international Jewish concerns for 52 national Jewish organizations.    He was on the editorial board of ORBIS, the Journal of International affairs and a Middle East specialist at the Foreign Policy Research Institute.  Mr. Hoenlein serves as an advisor to many public officials and is frequently consulted on public policy issues.  He appears regularly in the media and has traveled throughout the world meeting governmental, business and world leaders.  He is a recipient of many awards and tributes and serves on the boards of various companies including Bank Leumi USA, Keryz Pharmaceuticals, ODF, and Manhattan Pharmaceuticals.
Mr. Hoenlein holds a B.A. in Political Science from Temple University and a Masters degree from the University of Pennsylvania’s Department of International Relations, where he completed his doctoral course work.

As Ms. Kessler has stated, “This appointment adds a valuable resource to the Company’s leadership and will open new avenues to business opportunities for Water Chef, both- domestically and internationally”.

From time to time, information provided by the Company (including but not limited to this release), statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward -looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. The Company's results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed from time to time in the Company's Securities and Exchange Commission reports including, without limitation, its Form 1-KSB and Forms 10-QSB.